Exhibit 3.1
Amendment to the Bylaws of
Pinnacle West Capital Corporation
(Effective December 17, 2008)
          Section 3.02 of Article III of the Bylaws of Pinnacle West Capital Corporation is amended as follows:
     3.02. Qualifications. In order to qualify as a director, a person must be the owner of one or more shares of the capital stock of the Company or of any parent corporation thereof at the time of assuming office (except as may otherwise be provided in these Bylaws or in the Articles) and for so long thereafter as such person remains in office. A person will cease to qualify as a director if he or she (i) is in good faith determined by a majority of the other directors then in office to be physically or mentally incapable of competent performance as a director for a period, starting with inception of the incapacity, that has extended or is likely to extend for more than six months or (ii) has failed to attend six successive regular meetings of the Board (as determined in accordance with Section 3.03 below) unless and to the extent such failure is waived by a majority of the other directors then in office; however, disqualification pursuant to clause (i) or (ii) of this sentence will not preclude the subsequent election or appointment of such person as a director by the shareholders or the Board if a majority of the directors in office immediately prior to the submission of such person for election or appointment shall determine that his or her prior incapacity or principal reason for prior non-attendance no longer exists. A person who has been a full-time employee of the Company within twelve months prior to the date of any election will not qualify for election as a director on that date unless he or she then remains a full-time employee of the Company or unless the Board of Directors specifically authorizes the election of such person. A person who has qualified by employment status for his or her most recent election as a director may serve throughout the term for which such person was elected, notwithstanding the cessation of full-time employment by the Company between the date of such election and the end of such term, subject, however, to his or her otherwise remaining qualified for such office.